Exhibit 4.6

SECURITIES PURCHASE AGREEMENT

THE SHARES OF COMMON STOCK SUBJECT TO THIS SECURITIES PURCHASE AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES OR “BLUE SKY” LAWS AND NEITHER THE SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS: (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SHARES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SHARES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of December 22, 2003, by and among TENFOLD CORPORATION, a Delaware corporation (the “Company”), and the PURCHASERS listed in Exhibit A (each, a “Purchaser” and collectively, “Purchasers”).

WHEREAS, the Company desires to issue and sell to Purchasers, and Purchasers desire to purchase from the Company, a minimum offering of $8 million of shares (the “Shares”) of common stock, $.001 par value per share (the “Common Stock”), of the Company, and a maximum offering of $10 million of Shares of Common Stock in a private placement transaction, as set forth in the Company’s Selling Memorandum, dated November 2003, amended December 2003 (together with the Commission Documents, as defined below, collectively referred to herein as the “Offering Materials”); and

WHEREAS, the Company distributed the Offering Materials to a limited number of selected prospective investors in connection with the offering of such Shares (the “Offering”), on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto do hereby agree as follows:

Section 1. Purchase of Company Securities.

1.1. Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, the Company will issue and sell to Purchasers, and each Purchaser, severally and not jointly, will purchase from the Company the number of Shares set forth in Exhibit A opposite such Purchaser’s name for the purchase price of $2.00 per share (“Purchase Price”).

Section 2. Closing. The closing (the “Closing”) of the purchase and sale of the Shares will take place at the offices of Piper Rudnick LLP, 1251 Avenue of the Americas, New York, New York 10020, at 5:00 p.m., local time, on January 12, 2004. The Closing may take place at another time, place or earlier date as is mutually agreed upon by the Company and Purchasers. The date of the Closing is referred to as the “Closing Date.” At the Closing, the Company will register in the name of each Purchaser that number of Shares being purchased by such Purchaser in accordance with Exhibit A, against payment of each Purchaser’s Purchase Price by wire transfer of immediately available United States funds payable to the Escrow Account (as defined below) pursuant to the wire transfer instructions set forth in Exhibit B. The Shares will be registered in Purchasers’ names or the names of the nominees of Purchasers pursuant to instructions delivered to the Company not less than two (2) business days prior to the Closing Date and will be delivered to Purchasers within ten (10) business days after the Closing Date.

2.1 Escrow. Pending the Closing, all funds paid hereunder shall be deposited by Purchasers in a separate account maintained by Wachovia Bank, National Association (the “Escrow Agent”) for the benefit of Purchasers (the “Escrow Account”). The Escrow Account shall be maintained in accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be interest bearing. If the Company accepts subscriptions for the Shares at or prior to the Closing Date, then all subscription proceeds received for subscriptions accepted by the Company shall be paid over to the Company at the Closing, net of the placement fee and offering expenses, which shall be paid to the appropriate parties at such Closing. If the Company shall not have received and accepted a Purchaser’s subscription, then that subscription shall be void and all funds paid hereunder by Purchaser, without deduction therefrom or interest thereon, shall be promptly returned to Purchaser.

2.2. Return of Funds. In the event the Escrow Agent is authorized to return any funds from the Escrow Account pursuant to Section 2.1 above, Purchaser hereby authorizes and directs the Escrow Agent to return or direct the return of any funds from the Escrow Account, without deduction therefrom or interest thereon, to the same account from which the funds were originally drawn.

Section 3. Conditions to the Obligations of Purchasers at Closing. The obligation of each Purchaser to purchase and pay for the Shares at the Closing is subject to the satisfaction on or prior to the Closing Date of the following conditions, each of which may be waived by a majority in interest of the Purchasers:

3.1 Opinion of Counsel to the Company. Each Purchaser shall have received from each of Munger, Tolles, and Olson, LLP, counsel for the Company, and the Company’s inside counsel, their respective opinions dated as of the Closing Date and addressed to each Purchaser in substantially the form as attached hereto as Exhibit C1 and Exhibit C2 respectively.

3.2 Representations and Warranties. The representations and warranties of the Company contained in this Agreement which are qualified as to materiality must be true and correct in all respects and the representations and warranties of the Company contained in this Agreement which are not qualified as to materiality must be true and correct in all material respects as of the Closing Date except to the extent that the representations and warranties relate to an earlier date in which case the representations and warranties must be true and correct in all respects or true and correct in all material respects, as the case may be, as of the earlier date.

3.3 Performance of Covenants. The Company will have performed or complied with in all material respects all covenants and agreements required to be performed by it on or prior to the Closing pursuant to this Agreement.

3.4 No Injunctions; etc. No court or governmental injunction, order or decree prohibiting the purchase and sale of the Shares will be in effect. There will not be in effect any law, rule or regulation prohibiting or restricting the sale or requiring any consent or approval of any person that has not been obtained to issue and sell the Shares to Purchasers.

3.5 Closing Documents. The Company will have delivered to Purchasers the following:

(a) a certificate of the President of the Company certifying that the conditions in Sections 3.2 and 3.3 have been satisfied.

(b) a certificate of the Secretary of the Company, dated as of the Closing Date, certifying (i) the attached copies of the Certificate of Incorporation and By-laws of the Company, (ii) the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the issuance of the Shares and (iii) the incumbency of the officers duly authorized to execute this Agreement and the other documents contemplated by this Agreement; and

(c) a certificate of the Secretary of State of the State of Delaware, dated a recent date, to the effect that the Company is in good standing in the State of Delaware and that all annual reports, if any, have been filed as required and that all taxes and fees have been paid in connection therewith.

3.6 Waivers and Consents. The Company will have obtained all consents and waivers necessary to execute and deliver this Agreement and all related documents and agreements and to issue and deliver the Shares, and all consents and waivers will be in full force and effect.

Section 4. Conditions to the Obligations of the Company at Closing. The obligation of the Company to issue and sell the Shares to Purchasers at the Closing is subject to the satisfaction on or prior to the Closing Date of the following conditions, each of which may be waived by the Company:

4.1 Receipt of Purchase Price. The Company shall have received payment of the Purchase Price with respect to the Shares purchased hereunder.

4.2 Representations and Warranties. The representations and warranties of Purchasers contained in this Agreement which are qualified as to materiality must be true and correct in all respects and the representations and warranties of Purchasers contained in this Agreement which are not qualified as to materiality must be true and correct in all material respects as of the Closing Date.

4.3 Questionnaire. All of the information furnished by Purchasers in the confidential purchaser questionnaire accompanying this Agreement (the “Questionnaire”) shall have been accurate and complete in all material respects.

4.4 No Injunctions. No court or governmental injunction, order or decree prohibiting the purchase or sale of the Shares will be in effect.

Section 5. Representations and Warranties of Purchasers. Each Purchaser, severally and not jointly, represents and warrants to the Company that:

5.1 Accredited Investor. Purchaser is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). Purchaser is purchasing the Shares for its own account or for the account of its customers, each of whom is an “accredited investor” and not with a view toward, or for sale in connection with, any distribution thereof in violation of the registration requirements of the Securities Act, without prejudice, however, to Purchaser’s right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of the Shares. Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Shares.

5.2 No Brokers. Other than Brean Murray & Co., Inc. (as placement agent on behalf of the Company) and any subagents it may appoint pursuant to the Offering Materials, no finder, broker, agent, financial person or other intermediary has acted on behalf of Purchaser in connection with the purchase of the Shares by Purchaser or the consummation of this Agreement or any of the transactions contemplated hereby. Purchaser has not had any direct or indirect contact with any other investment banking firm (or similar firm) with respect to the offer of the Shares by the Company to Purchaser or Purchaser’s subscription for the Shares.

5.3 Ability to Bear Risks of Investment. Purchaser confirms that it is able to (i) bear the economic risk of this investment, as well as other risk factors as more fully set forth herein and in the Offering Materials, (ii) hold the Shares for an indefinite period of time and (iii) bear a complete loss of Purchaser’s investment; and Purchaser represents that it has sufficient liquid assets so that the illiquidity associated with this investment will not cause any undue financial difficulties or affect Purchaser’s ability to provide for its current needs and possible financial contingencies, and that Purchaser’s commitment to all high risk investments (including this one if this subscription is accepted by the Company) is reasonable in relation to Purchaser’s net worth and/or annual income.

5.4 Access to Information. Purchaser acknowledges that it has (i) received, read carefully and is fully familiar with the Offering Materials, including, without limitation, the risk factors set forth in the Offering Materials, this Agreement and all other materials furnished herewith; (ii) been afforded the opportunity to ask the questions it deemed necessary of, and to receive answers from, representatives of the Company concerning the Company and the terms and conditions of the Offering; and (iii) been afforded the opportunity to request additional information concerning the Company as the Company possesses or can acquire without unreasonable effort or expense. However, the Company agrees that such access and opportunity shall in no way limit or modify the representations and warranties of the Company in Section 6 or the right of any Purchaser to rely on them.

5.5 No General Solicitation. Purchaser did not (i) receive or review any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio, whether closed circuit, or generally available, with respect to the Shares or (ii) attend any seminar, meeting or investor or other conference whose attendees were, to Purchaser’s knowledge, invited by any general solicitation or general advertising with respect to the Shares.

5.6 Investment Experience. Either by reason of Purchaser’s business or financial experience or the business or financial experience of its professional advisors (who are unaffiliated with and are not compensated by the Company or any affiliate, finder or selling agent of the Company, directly or indirectly), Purchaser has the capacity to protect Purchaser’s interests in connection with the transactions contemplated by this Agreement.

5.7 Organization, Good Standing, Authorization. If Purchaser is an entity, it is a corporation, limited liability company, trust or partnership or other similar entity duly organized, validly existing and in good standing under the laws of its jurisdiction. Purchaser has full power and authority (corporate or otherwise) to execute, deliver and enter into this Agreement and to purchase the Shares. The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Purchaser. If Purchaser is an individual, Purchaser has the legal capacity to enter into this Agreement and is a bona fide resident of the state shown in the address set forth in Exhibit A. This Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

5.8 No Conflicts. No court or governmental injunction, order or decree affecting Purchaser and prohibiting the execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby is in effect, and the terms of this Agreement do not conflict with the provision of the Certificate or Articles of Incorporation or By-laws (or comparable charter, partnership or other organizational documents) of Purchaser, or conflict with, or result in a material breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a material default under, any material lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Purchaser is a party.

5.9 Consents, Approvals, etc. No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, remains to be obtained or is otherwise required to be obtained by Purchaser in connection with the authorization, execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation the purchase and sale of the Shares.

5.10 No Registration. Purchaser is aware that the Shares have not been registered under the Securities Act or any state or foreign securities or “blue sky” laws, that the Shares will be issued on the basis of the statutory exemption provided by Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities or “blue sky” laws, that neither the Offering Materials nor the terms of the Offering have been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company’s reliance thereon is based, in part, upon the truth, completeness and accuracy of the representations made by Purchaser in this Agreement. In this connection, Purchaser understands that it is the position of the Securities and Exchange Commission (the “Commission”) that the statutory basis for such exemption would not be present if Purchaser’s representation merely meant that its present intention was to hold such securities for any specified period, such as the capital gains period of tax statutes, for a deferred sale, for a market rise or for any other fixed period. Purchaser realizes that, in the view of the Commission, a purchase now with an intent to resell would represent a purchase with an intent inconsistent with Purchaser’s representation to the Company, and the Commission might regard such purchase by Purchaser as a transaction to which an exemption from the registration requirements of the Securities Act would not be available.

5.11 Tax Consequences. Purchaser acknowledges that the Offering may involve tax consequences and that the contents of the Offering Materials do not contain tax advice or information. Purchaser confirms that it is not relying on any statements or representations of the Company or any of its agents with respect to the tax and other economic considerations of an investment in the Shares and acknowledges that Purchaser must retain its own professional advisors to evaluate the federal, state and local tax and other economic considerations of an investment in the Shares. Purchaser also acknowledges that it is solely responsible for any of its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

5.12 No Inquiry. Purchaser acknowledges that the Company will review this Agreement and the Questionnaire without making any independent investigation and that the representations, warranties and agreements made by Purchaser herein shall survive the execution and delivery of this Agreement and the purchase of the Shares.

5.13 Non-U.S. Persons. If Purchaser is not a United States person, such Purchaser hereby represents that it is satisfied as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. Such Purchaser further represents that its subscription and payment for, and continued beneficial ownership of, the Shares will not violate any applicable securities or other laws of Purchaser’s jurisdiction.

Section 6. Representations and Warranties of the Company. The Company represents and warrants to each Purchaser that:

6.1 Organization, Good Standing and Qualification. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to own and hold its properties and to conduct its business. The Company is duly licensed or qualified to do business, and in good standing, in each jurisdiction in which the nature of its business requires licensing, qualification or good standing, except for any failure to be so licensed or qualified or in good standing that would not have a material adverse effect on the Company and each subsidiary of the Company taken as a whole (each such corporation, partnership or other entity being referred to herein as a “Subsidiary” and, together, the “Subsidiaries”) or its consolidated results of operations, assets, or financial condition or on its ability to perform its obligations under this Agreement or the Shares (a “Material Adverse Effect”).

(b) Schedule 6.1(b) contains a list of the name of each Subsidiary. Schedule 6.1(b) sets forth, with respect to each Subsidiary, its type of entity, the jurisdiction of its organization, its authorized and outstanding capital stock, partnership interests or equivalent ownership interests and the Company’s current ownership of such shares or interests. Each of the outstanding shares of capital stock of each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or another Subsidiary, and, except as set forth on Schedule 6.1(b), is free and clear of all liens, claims, encumbrances, options, pledges and security interests (collectively, “Liens”) and were not issued in violation of, nor subject to, any preemptive, subscription or similar rights. There are no outstanding warrants, options, subscriptions, calls, rights, agreements, convertible or exchangeable securities or other commitments or arrangements relating to the issuance, sale, purchase, return or redemption, voting or transfer of any shares, whether issued or unissued, of any capital stock, equity interest or other securities of any Subsidiary. Except as set forth on Schedule 6.1(b), the Company and the Subsidiaries do not own any equity interests in any person, other than the Subsidiaries. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to conduct its business.

6.2 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 120,000,000 shares of Common Stock, par value $0.001 per share, and 2,000,000 shares of Preferred Stock, par value $0.001 per share. As of November 30, 2003, (i) 40,957,231 shares of Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, (iii) 28,648,286 shares of Common Stock were reserved for issuance upon exercise of outstanding options issued or issuable under the Company’s 1993 Flexible Stock Incentive Plan, 1990 Stock Plan, 1999 Employee Stock Purchase Plan and 2000 Employee Stock Option Plan (the “Option Plans”), (iv) no shares of Common Stock are reserved for issuance under stock options granted by the Company outside the Option Plans and (v) no shares of Common Stock were reserved for issuance upon the exercise of outstanding warrants. All the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights created by or through the Company. All of the shares underlying the Company’s outstanding options, warrants and other convertible securities (“Convertible Securities”), have been duly authorized and, when issued in accordance with the agreements or documents pursuant to which such Convertible Securities were issued, will be validly issued, fully paid and nonassessable and will be free and clear of all Liens imposed by or through the Company other than restrictions imposed by this Agreement and applicable securities laws. There are no other options, warrants or other rights, convertible debt, agreements, arrangements or commitments of any character obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of or other equity interests in the Company. The Company is not obligated to retire, redeem, repurchase or otherwise reacquire any of its capital stock or other securities.

6.3 Corporate Power, Authorization; Enforceability. The Company has full corporate power and authority to execute, deliver and enter into this Agreement and to consummate the transactions contemplated hereby. All action on the part of the Company, its directors or stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company, the authorization, sale, issuance and delivery of the Shares contemplated hereby and the performance of the Company’s obligations hereunder and thereunder has been taken. The Shares to be purchased on the Closing Date have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and will be free and clear of all Liens imposed by or through the Company other than restrictions imposed by this Agreement and applicable securities laws. No preemptive or other rights to subscribe for or purchase equity securities of the Company exists with respect to the issuance and sale of the Shares by the Company pursuant to this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

6.4 Financial Statements and Commission Filings; Undisclosed Liabilities. (a) Included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (the “2002 10-K”) are true and complete copies of the consolidated audited balance sheets (the “Balance Sheets”) of the Company as of December 31, 2002 and 2001, and the related consolidated audited statements of operations, changes in stockholders’ equity (deficit) and comprehensive income (loss) and cash flows for the years ended December 31, 2002, 2001 and 2000 (the “Financial Statements”), accompanied by the reports of Tanner + Co. and KPMG LLP. The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied consistently with the past practices of the Company (except as may be indicated in the notes thereto), and as of their respective dates, fairly present, in all material respects, the consolidated financial position of the Company and the results of its operations as of the time and for the periods indicated therein. The Financial Statements have been prepared and are in accordance with the accounting books and records of the Company.

(b) The Company has provided to each Purchaser the 2002 10-K. A copy of each report, schedule, effective registration statement and definitive proxy statement filed by the

Company with the Commission since December 31, 2002, including, but not limited to the Company’s Current Reports on Form 8-K filed on February 18, 2003, May 8, 2003 and April 3, 2003 (as the documents may have been amended since the time of their filing, the “Commission Documents”) has also been made available to each Purchaser either by physical delivery or via the Commission’s EDGAR System. As of their respective filing dates, each Commission Document complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder applicable to the Commission Documents, and no Commission Document contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective filing dates, the financial statements of the Company included in the Commission Documents complied as to form in all material respects with then applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP, applied consistently with the past practices of the Company, and as of their respective dates, fairly presented in all material respects the financial position of the Company and the results of its operations as of the time and for the periods indicated therein (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q, and Regulations S-K and S-X of the Commission).

(c) The information contained in the Offering Materials does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(d) Since September 30, 2003, neither the Company nor any of the Company’s Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise, other than liabilities (i) disclosed in the Commission Documents filed prior to the date of this Agreement, (ii) adequately provided for in the Balance Sheets or disclosed in any related notes thereto, (iii) not required under GAAP to be reflected in the Balance Sheets, or disclosed in any related notes thereto, (iv) incurred in connection with this Agreement, or (v) incurred in the ordinary course of business.

6.5 No Material Adverse Changes. Since December 31, 2002, except as disclosed in the Commission Documents filed subsequent to that date, and as disclosed in Schedule 6.5, there has not been any material adverse change in the business, financial condition or operating results of the Company and its Subsidiaries.

6.6 Absence of Certain Developments. Except as contemplated by this Agreement or disclosed in the Commission Documents, since December 31, 2002, through the date immediately preceding the Closing Date, neither the Company nor any of its Subsidiaries has (a) issued any stock, options, bonds or other corporate securities other than pursuant to the Option Plans, (b) borrowed any amount or incurred or became subject to any liabilities (absolute, accrued or contingent), other than current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business, (c) discharged or satisfied any lien or adverse claim or paid any obligation or liability (absolute, accrued or contingent), other than current liabilities shown on the Balance Sheets and current liabilities incurred in the ordinary course of business, (d) declared or made any payment or distribution of cash or other property to the stockholders of the Company or purchased or redeemed any securities of the Company, (e) mortgaged, pledged or subjected to any lien or adverse claim any of its properties or assets, except for liens for taxes not yet due and payable or otherwise in the ordinary course of business, (f) sold, assigned or transferred any of its assets, tangible or intangible, except in the ordinary course of business or in an amount less than $250,000, (g) suffered any extraordinary losses or waived any rights of material value other than in the ordinary course of business, (h) made any capital expenditures or commitments therefor other than in the ordinary course of business or in an amount less than $250,000, (i) entered into any other transaction other than in the ordinary course of business in an amount less than $250,000 or entered into any material transaction, whether or not in the ordinary course of business, (j) made any charitable contributions or pledges, (k) suffered any damages, destruction or casualty loss, whether or not covered by insurance, affecting any of the properties or assets of the Company or any other properties or assets of the Company which could, individually or in the aggregate, have or result in a Material Adverse Effect, (l) made any material change in the nature or operations of the business of the Company or (m) entered into any agreement or commitment to do any of the foregoing.

6.7 No Conflict; Governmental Consents. (a) The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in the violation of any provision of the Certificate of Incorporation or By-laws of the Company, (ii) result in any violation of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which the Company or any of its Subsidiaries is bound, or (iii) conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a default under, any lease, loan agreement, mortgage, security agreement, trust indenture or other agreement to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its properties or assets is subject, nor result in the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, in the cases of clauses (ii) and (iii) above, only to the extent such conflict, breach, violation, default or Lien reasonably could, individually or in the aggregate, have or result in a Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority remains to be obtained or is otherwise required to be obtained by the Company in connection with the authorization, execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation the issue and sale of the Shares, except filings as may be required to be made by the Company after the Closing with (i) the Commission, (ii) the Over the Counter Bulletin Board and (iii) state blue sky or other securities regulatory authorities.

6.8 Licenses. The Company and its Subsidiaries have all licenses, permits and other governmental authorizations currently required for the conduct of its current business and the ownership of its properties and is in all respects complying therewith, except where the failure to have such licenses, permits and other governmental authorizations would not have a Material Adverse Effect.

6.9 Litigation. Except as disclosed in the Company’s Commission Documents and Schedule 6.9, there are no claims, actions, suits, investigations or proceedings pending or, to the Company’s knowledge, threatened against the Company and its Subsidiaries or their respective assets, at law or in equity, by or before any governmental authority, or by or on behalf of any third-party.

6.10 Investment Company. The Company is not, and following the Closing of the Offering will not be, an “investment company” within the meaning of that term under the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

6.11 No Default or Violation. Except as disclosed in the Company’s Commission Documents, neither the Company nor any of its Subsidiaries is (i) in default under or in violation of any indenture, loan or credit agreement or any other agreement or instrument to which it is a party of by which it or any of its properties is bound or (ii) in violation of any order, decree or judgment of any court, arbitrator or governmental body.

6.12 Listing and Maintenance Requirements Compliance. The Company has not since December 31, 2002, received notice (written or oral) from any stock exchange or market on which the Common Stock is or has been listed (or on which it has been quoted) to the effect that the Company is not in compliance with the continuing listing or maintenance requirements of the exchange or market.

6.13 Intellectual Property Assets. (a) Schedule 6.13(a) sets forth a true, correct and complete list of all patents, trademarks, service marks, trade names and registered copyrights (and all applications for any of the foregoing), as well as any material licenses running to or from, or used by, the Company in the conduct of the Company’s business, that have been filed by the Company with the Commission as material agreements pursuant to the Securities Act, the Exchange Act and the rules and regulations thereunder (“Material Licenses”). There are no other patents, trademarks, service marks, trade names, copyrights, or Material Licenses necessary for the conduct of the Company’s business as presently conducted or currently proposed to be conducted.

(b) The Company: (i) owns or has the right to use, free and clear of all Liens and other restrictions, all patents, trademarks, service marks, trade names, registered copyrights (and all applications for any of the foregoing), permits, grants and licenses and all other intangible assets, properties and rights (collectively, “Intangible Property”) and all rights with respect thereto as used in or necessary for the conduct of the Company’s business as presently conducted or currently proposed to be conducted; (ii) has taken all necessary action to maintain and protect each item of Intangible Property used in or necessary for the conduct of the Company’s business as presently conducted or currently proposed to be conducted, and all patents, trademarks, service marks, copyrights and registrations therefor held by the Company are valid and subsisting in the jurisdictions in which they are used; (iii) is not infringing upon, misappropriating or otherwise acting adversely to the right of any person or entity under or with respect to any patent, trademark, service mark, trade name, copyright, trade secret or other intellectual property or proprietary right or any license with respect thereto where such infringement, misappropriation or adverse action reasonably would individually in or in the aggregate result in a Material Adverse Effect; and (iv) is current in payments of royalties and other fees to the owners or licensors of, or other claimants to, any patent, trademark, service mark, trade name, copyright, computer software or other intangible asset used in the conduct of the Company’s business. The Intangible Property has not been and is not the subject of any pending or threatened litigation or claim of infringement or misappropriation or any claims challenging the legality, validity, enforceability, registration, use or ownership of the Intangible Property or any part thereof. The transactions contemplated by this Agreement will not adversely affect the right, title and interest of the Company in and to the Intangible Property.

(c) The Company owns and/or has the right to use all product rights, manufacturing rights, trade secrets, including know-how, formulas, patterns, compilations, programs, devices, methods, techniques, processes, inventions, designs, technical data, computer software (in both source code and object code forms and all documentation therefor), and all information that derives independent economic value, actual or potential, from not being generally known or known by competitors and which the Company has taken reasonable steps to maintain in secret (collectively, “Trade Secret Rights”) required for or incident to the conduct of the Company’s business, as presently conducted and as currently proposed to be conducted, in each case free and clear of any Lien, claim or right of others, including without limitation, former employers of its employees.

(d) The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secret Rights and all Inventions (as defined below). Each of the Company’s employees and other persons or entities who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed Trade Secret Rights or Inventions, or, to the Company’s knowledge, who has knowledge of or access to information about Trade Secret Rights or Inventions, has entered into a written agreement with the Company which provides that (i) these Trade Secret Rights and Inventions are proprietary to the Company and are not to be divulged, misused or misappropriated, and (ii) these Trade Secret Rights and Inventions are to be disclosed by such employees and such persons to the Company and transferred by them to the Company, without any further consideration being given therefor by the Company, together with all of such employee’s or other person’s right, title and interest in and to such Trade Secret Rights and Inventions and all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to such Trade Secret Rights and Inventions. As used herein, “Inventions” means all inventions, developments and discoveries which during the period of an employee’s or other person’s service to the Company he or she makes or conceives of, either solely or jointly with others, that relate to any subject matter with which his or her work for the Company may be concerned, or relate to or are connected with the business, products, services or projects of the Company, or relate to the actual or demonstrably anticipated research or development of the Company or involve the use of the Company’s time, material, facilities or trade secret information.

(e) The Company has not sold, transferred, assigned, licensed (other than in the Company’s ordinary course of business) or subjected to any Lien any Intangible Property, Trade Secret Rights or Inventions, or any interest therein, necessary or useful for the development, manufacture, use, operation or sale of any product or service presently under development or manufactured, sold or rendered by the Company.

(f) No current or prior director, officer, employee, agent or shareholder of the Company owns or has any right in any Intangible Property, Trade Secret Rights or Inventions of the Company, or any inventions, developments or discoveries used in or necessary for the conduct of the Business as presently conducted or currently proposed to be conducted.

6.14 Environmental Matters. The Company and its Subsidiaries have obtained all permits, licenses and other authorizations which are required under United States federal, state and local laws relating to pollution or protection of the environment, including laws related to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic material or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or pollutants, contaminants or hazardous or toxic materials or wastes (“Environmental Laws”). The Company and its Subsidiaries are in compliance with all terms and conditions of the required permits, licenses and authorizations and are also in full compliance with all other limitations, restrictions, conditions and requirements contained in the Environmental Laws or contained in any plan, except where the failure to so comply would not have a Material Adverse Effect. The Company is not aware of, nor has the Company received notice of, any events, conditions, circumstances, actions or plans which may interfere with or prevent continued compliance or which would give rise to any liability under any Environmental Laws.

6.15 Contracts. All material agreements to which the Company and its Subsidiaries are parties and which are required to have been filed by the Company pursuant to the Securities Act, the Exchange Act and the rules and regulations thereunder have been filed by the Company with the Commission. As of the date hereof, except as disclosed in the Commission Documents, and except for those agreements that by their terms are no longer in effect, each such agreement is in full force and effect and is binding on the Company and, to the Company’s knowledge, is binding upon such other parties, in each case in accordance with its terms, and neither the Company nor, to the Company’s knowledge, any other party thereto is in material breach of or material default under any such agreement. Except as disclosed in the Commission Documents, the Company has not received any written notice regarding the termination of any such agreements.

6.16 Properties. The Company has good title to all the properties and assets reflected as owned by it in the consolidated financial statements included in the Offering Materials, subject to no lien, mortgage, pledge, charge or encumbrance of any kind except (i) those, if any, reflected in such consolidated financial statements or (ii) those which are not material in amount and do not adversely affect the use made and intended to be made of such property by the Company. The Company holds its leased properties under valid and binding leases. Except as disclosed in the Offering Materials, the Company owns or leases all such properties as are necessary to its operations as now conducted.

6.17 Insurance. The Company and its Subsidiaries maintain insurance of the types, against such losses and in the amounts and with such insurers as are customary in the Company’s industry and otherwise reasonably prudent, including, but not limited to, insurance covering all real and personal property owned or leased by the Company against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect.

6.18 Compliance. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws and all orders of, and agreements with, any governmental authority applicable to the Company, any Subsidiary or any of their respective assets. The Company and the Subsidiaries have all permits, certificates, licenses, approvals and other authorizations required under applicable laws or necessary in connection with the conduct of their businesses, except where the failure to have such permits, certificates, licenses, approvals and other authorizations would not have a Material Adverse Effect.

6.19 Taxes. Except as disclosed in Schedule 6.19(a), the Company and its Subsidiaries have in all material respects filed or obtained extensions of all federal, state, local and foreign income, excise, franchise, real estate, sales and use and other tax returns heretofore required by any law to which the Company is bound to be filed by it. All material federal, state, county, local, foreign or other income taxes which have become due or payable by the Company or any of its Subsidiaries (collectively, “Taxes”), have been paid in full or are adequately provided for in accordance with GAAP on the financial statements of the applicable person. No Liens arising from or in connection with Taxes have been filed and are currently in effect against the Company or any of its Subsidiaries, except for Liens for Taxes which are not yet due or which would not have a Material Adverse Effect. Except as disclosed in Schedule 6.19(b), no audits or investigations are pending or, to the knowledge of the Company, threatened with respect to any tax returns or Taxes of the Company or any of its Subsidiaries.

6.20 ERISA. The Company is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company would have any material liability; the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

6.21 Labor Disputes. The Company is not involved in any material labor dispute with its employees nor is any such dispute, to the Company’s knowledge, threatened or imminent.

6.22 Private Offerings. Assuming the truth of Purchasers’ representations and acknowledgments contained in Section 6 hereof, neither the Company nor any person acting on its behalf (other than Purchasers, as to whom the Company makes no representations) has offered or sold the Shares by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act. The Company has not sold the Shares to anyone other than Purchasers designated in this Agreement. Each Share certificate shall bear substantially the same legend set forth in Section8 hereof for at least so long as required by the Securities Act.

6.23 Broker’s or Finder’s Commissions. Other than Brean Murray & Co., Inc. (as placement agent on behalf of the Company) and any subagents it may appoint pursuant to the Offering Materials, no finder, broker, agent, financial person or other intermediary has acted on behalf of the Company in connection with the sale of the Shares by the Company or the consummation of this Agreement or any of the transactions contemplated hereby. The Company has not had any direct or indirect contact with any other investment banking firm (or similar firm) with respect to the offer of the Shares by the Company to Purchaser or Purchaser’s subscription for the Shares.

Section 7. Registration of Common Stock.

7.1 Registrable Securities. For the purposes of this Agreement, “Registrable Securities” means (a) the Shares and (b) shares of Common Stock issued as a dividend or other distribution with respect to or in replacement of the Shares; provided that (i) any shares of Common Stock will cease to be Registrable Securities, and (ii) the Company will not be obligated to maintain the effectiveness of the Shelf Registration Statement (as defined below), and the Company’s obligations under Section 7.2 will cease, with respect to a holder’s (a “Holder”) Registrable Securities following the earlier of (x) the second anniversary of the Closing Date and (y) the date on which the Company delivers an opinion of counsel in form and substance reasonably satisfactory to the Holder and its counsel that (1) the Holder may sell in a single transaction all Registrable Securities then held or issuable to the Holder on a registered securities exchange or the Over the Counter Bulletin Board Exchange under an applicable exemption from the registration requirements of the Securities Act (pursuant to Rule 144 under the Securities Act or otherwise) and (2) all transfer restrictions and restrictive legends with respect to the Registrable Securities will be removed upon the consummation of the sale. The period of time during which the Company is required to keep the Shelf Registration Statement (as defined below) effective is referred to as the “Registration Period.”

7.2 Registration. The Company will as soon as practicable following the Closing Date but not later than thirty (30) days after the Closing Date (the “Filing Period”), file with the Commission a shelf registration statement on Form S-1, S-2, S-3 or successor form or another form selected by the Company that is available to it under the Securities Act (the “Shelf Registration Statement”) with respect to the Registrable Securities beneficially owned by Purchasers following the Closing to permit the sale of such securities in accordance with the methods of distribution provided by the Holders. The Company may amend the Shelf Registration Statement from time to time to register securities other than Registrable Securities for sale for the account of any person or entity; provided, however, that the amendment will be permitted only so long as the Commission rules provide that the amendment does not give the Commission the right to review the Shelf Registration Statement.

7.3 Registration Procedures. In connection with the registration of any Registrable Securities under the Securities Act as provided in this Section 7, the Company will use its best efforts to:

(a) cause the Shelf Registration Statement (and any other related registrations, qualifications or compliances as may be reasonably requested and as would permit or facilitate the sale and distribution of all Registrable Securities until the distribution thereof is complete) to become effective as soon as practicable following the filing thereof but not later than ninety (90) days after the Closing Date (the “Scheduled Effective Date”); provided however that if the Securities Exchange Commission informs the Company that it will be conducting a more than “limited review” of the Shelf Registration Statement, then such ninety (90) period will be extended to one hundred and twenty (120) days and remain effective until no longer required under Section 7.1 (the “Effectiveness Period”). In the event the Company fails to have the Shelf Registration Statement declared effective by the SEC by the Scheduled Effective Date (except where the failure to meet such deadline is the result primarily of actions or omissions by the holders of the Registrable Securities, or other events beyond the Company’s reasonable control), then the Company shall pay each holder of Registrable Securities for each 30-day period that the Shelf Registration Statement remains ineffective an amount equal to one percent (1.0%) of the original purchase price attributable to those Registrable Securities. This penalty shall be pro-rated for any portion of a 30-day period that the Shelf Registration Statement is not effective after the Scheduled Effective Date. The Company shall pay such amount either in cash or in Shares of Common Stock, at the discretion of the Company, on demand by a holder of Registrable Securities made at any time during the continuance or after termination of this registration default. If paid in Common Stock, the Common Stock shall be valued at the average of the closing sale price of the Common Stock on the Company’s principal market for the five most recent trading days prior to the end of each 30-day period, or pro rata part thereof;

(b) prepare and file with the Commission the amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith and take all other actions as may be necessary to keep the Shelf Registration Statement continuously effective until the disposition of all securities in accordance with the intended methods of disposition by the Holder or Holders thereof set forth in the Shelf Registration Statement will be completed, and to comply with the provisions of the Securities Act (to the extent applicable to the Company) with respect to the dispositions;

(c) furnish to each Holder of Registrable Securities a reasonable number of copies of the Shelf Registration Statement and of each amendment and supplement thereto, a number of copies of the prospectus included in the Shelf Registration Statement (including each preliminary prospectus), in conformity with the requirements of the Securities Act, and the other documents (including exhibits to any of the foregoing), as the Holder may reasonably request, in order to facilitate the disposition of the Registrable Securities owned by Holder;

(d) register or qualify the Registrable Securities covered by the Shelf Registration Statement under blue sky laws of the various states as any Holder reasonably requests, and do any and all other acts and things that may be reasonably necessary or advisable to enable a Holder to consummate the disposition in the states the Registrable Securities owned by Holder, except that the Company will not be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not, but for the requirements of this Section7.3(d) be obligated to be qualified, to subject itself to taxation in any the jurisdiction, or to consent to general service of process in any the jurisdiction;

(e) provide a transfer agent and registrar for the Registrable Securities covered by the Shelf Registration Statement not later than the effective date of the Shelf Registration Statement;

(f) notify the Holders promptly, and confirm such notice in writing, (i) when a prospectus as contained in the Shelf Registration Statement (“Prospectus”) or any Prospectus supplement or post-effective amendment has been filed, and, with respect to a Shelf Registration Statement or any post-effective amendment, when the same has become effective, (ii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Shelf Registration Statement or the initiation of any proceedings for that purpose, (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification or any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (iv) of the existence of any fact or the happening of any event that makes any statement made in such Shelf Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in such Shelf Registration Statement, Prospectus or documents so that, in the case of the Shelf Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (v) of the Company’s reasonable determination that a post-effective amendment to a Shelf Registration Statement would be appropriate.

(g) comply with all applicable rules and regulations of the Commission and make generally available its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder no later than 45 days after the end of any twelve (12) month period (or ninety (90) days after the end of any twelve (12) month period if such period is a fiscal year) commencing on the first day of the first fiscal quarter of the Company, after the effective date of the Shelf Registration Statement, which statements shall cover said twelve (12) month period.

(h) if applicable, cause all Registrable Securities to be listed on each securities exchange or automated over-the-counter trading system on which similar securities issued by the Company are now listed and to maintain such listing for so long as any Purchaser holds any Shares;

(i) enter into customary agreements (including, in the event the Holders elect to engage an underwriter in connection with the Shelf Registration Statement, an underwriting agreement containing customary terms and conditions) and take all other actions as reasonably required in order to expedite or facilitate the disposition of Registrable Securities; provided, however, that the Company will not be liable for any underwriter’s fees, commissions and discounts or similar expenses;

(j) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Shelf Registration Statement at the earliest possible time; and

(k) for a period of ninety (90) days from the effective date of the Shelf Registration Statement, without the prior written consent of the Placement Agent, refrain from selling, contracting to sell or otherwise disposing of or issuing any securities of the Company, except pursuant to previously issued options, warrants, any agreements providing for anti-dilution or other share issuance rights in existence on the date hereof, any employee benefit or similar plan of the Company in existence on the date hereof, or any strategic investment and/or alliance transactions, acquisitions or joint ventures into which the Company may enter.

7.4. Rule 144. With a view to making available to the Holders the benefits of certain rules and regulations of the Commission that at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(c) so long as a Holder owns any unregistered Registrable Securities, furnish to the Holder upon any reasonable request a written statement by the Company as to its compliance with the public information requirements of Rule 144 under the Securities Act, and or the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and the other Commission reports and documents of the Company as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any Registrable Securities without registration (excluding any reports or documents of the Company that the Company, in its sole discretion, deems confidential).

7.5 Registration and Selling Expenses. All expenses incurred by the Company in connection with the Company’s performance of or compliance with this Section 7, including, without limitation, (i) all Commission registration and filing fees, (ii) blue sky fees and expenses, (iii) all necessary printing and duplicating expenses and (iv) all fees and disbursements of counsel and accountants retained on behalf of the Company (all expenses being called “Registration Expenses”), will be paid by the Company. Each Holder may, at its election, retain its own counsel and other representatives and advisors as it chooses at its own expense.

7.6 No Delay. The Holders will have no right to take any action to restrain, enjoin or otherwise delay any registration pursuant to Section 7.2 hereof as a result of any dispute, controversy or other matter that may arise with respect to the interpretation or implementation of this Agreement.

7.7 Certain Obligations of Holders. (a) Each Holder agrees that, upon receipt of any notice from the Company of the happening of (i) any event of the kind described in Sections 7.3(f)(ii), 7.3(f)(iii), 7.3(f)(iv) or 7.3(f)(v) hereof, or (ii) a determination by the Company’s Board of Directors that it is advisable to suspend use of the Prospectus for a discrete period of time due to pending corporate developments such as negotiation of a material transaction which the Company in its sole discretion after consultation with legal counsel, determines it would be obligated to disclose in the Shelf Registration Statement, which disclosure the Company believes would be premature or otherwise inadvisable at such time or would have a material adverse effect on the Company and its stockholders, such Holder will forthwith discontinue disposition of such Registrable Securities covered by the Shelf Registration Statement or Prospectus until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 7.3(b) hereof, or until such Holder is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus. The period of time in which the use of a Prospectus or Shelf Registration Statement is so suspended shall be referred to as a “Black-Out Period.” The Company agrees to so advise such Holder promptly of the commencement and termination of any such Black-Out Period, and the Purchasers agree to keep the fact of such Black-Out Period confidential. The Company shall not impose a Black-Out Period under this Section 7.7 for more than thirty (30) consecutive days and not more than twice in any given twelve (12) month period; provided, that at least ninety (90) days must pass between Black-Out Periods. Notwithstanding the foregoing, the Company may suspend the effectiveness of any Shelf Registration Statement if the Securities and Exchange Commission (the “SEC”) rules and regulations prohibit the Company from maintaining the effectiveness of a Shelf Registration Statement because its financial statements are stale at a time when its fiscal year has ended or it has made an acquisition reportable under Item 2 of Form 8-K or any other similar situation until the earliest time in which the SEC would allow the Company to re-effect a Shelf Registration Statement (provided that the Company shall use its reasonable best efforts to cure any such situation as soon as possible so that the Shelf Registration Statement can be made effective at the earliest possible time).

(b) As a condition to the inclusion of its Registrable Securities, each Holder will furnish to the Company the information regarding the Holder and the intended method of distribution of the securities as the Company may from time to time request and as is legally required in connection with any registration, qualification or compliance referred to in this Section 7.

(c) Each Holder hereby covenants with the Company not to make any sale of the Registrable Securities without effectively causing the prospectus delivery requirements under the Securities Act to be satisfied.

(d) Each Holder acknowledges and agrees that the Registrable Securities sold pursuant to the Shelf Registration Statement are not transferable on the books of the Company unless the stock certificate submitted to the transfer agent evidencing the Registrable Securities is accompanied by a certificate reasonably satisfactory to the Company to the effect that (i) the Registrable Securities have been sold in accordance with this Agreement and the Shelf Registration Statement and (ii) the requirement of delivering a current prospectus has been satisfied.

(e) Each Holder is hereby advised that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to sales of the Registrable Securities offered pursuant to the Shelf Registration Statement and agrees not to take any action with respect to any distribution deemed to be made pursuant to the Shelf Registration Statement that constitutes a violation of Regulation M under the Exchange Act or any other applicable rule, regulation or law.

(f) At the end of the Registration Period, the Holders of Registrable Securities included in the Shelf Registration Statement shall discontinue sales of shares pursuant thereto upon receipt of notice from the Company of its intention to remove from registration the shares covered thereby which remain unsold, and the Holders shall promptly notify the Company of the number of shares registered that remain unsold immediately upon receipt of the notice from the Company.

(g) The rights to cause the Company to register Registrable Securities granted to the Holders by the Company under Section 7.2 may be assigned in whole or in part by a Holder in connection with the transfer of such Registrable Securities, provided, that: (i) the transfer of the Registrable Securities and the rights to register such Registrable Securities are effected in accordance with applicable securities laws, (ii) the transfer involves not less than the lesser of all of the Holder’s Registrable Securities or 25,000 shares of Common Stock of the Registrable Securities, (iii) the Holder gives prior written notice to the Company, and (iv) the transferee agrees to comply with the terms and provisions of this Agreement in a written instrument satisfactory in form and substance to the Company and its counsel. Except as specifically permitted by this Section 7.7, the rights of a Holder with respect to Registrable Securities will not be transferable to any other person or entity, and any attempted transfer will cause all rights of the Holder therein to be forfeited, void ab initio and of no further force and effect.

(h) With the written consent of the Company and the Holders holding at least 50% of the Registrable Securities that are then outstanding, any provision of this Section 7 may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) or amended. Upon the effectuation of each waiver or amendment, the Company will promptly give written notice thereof to the Holders, if any, who have not previously received notice thereof or consented thereto in writing.

7.8 Indemnification. (a) The Company agrees to indemnify and hold harmless each Purchaser, and each person, if any, who controls such Purchaser within the meaning of the Securities Act and the Exchange Act and each of its and their respective directors, officers, partners, principals, trustees and attorneys (individually, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all losses, claims, damages, liabilities, costs (including cost of investigation and defense and reasonable attorneys’ fees and expenses) and expenses (collectively, “Losses”) to which any Indemnified Party may become subject whether or not involving a third-party claim, insofar as such Losses arise out of, in any way relate to, or result from (i) any breach of any representation or warranty made by the Company contained in or made pursuant to this Agreement, or (ii) the failure of the Company to fulfill any agreement or covenant contained in or made pursuant to this Agreement. The Company agrees to reimburse any Indemnified Party for all such Losses, other than third-party claims which procedure is described in Section 7.8(f), as they are incurred or suffered by such Indemnified Party. The representations and warranties of the Company set forth in this Agreement shall survive until the later of (i) eighteenth (18th) month anniversary of the date hereof and (ii) the date the Company files its Form 10K for the year ended December 31, 2004, and thereafter shall be no further force or effect, provided that the representations and warranties made by the Company contained in Sections 6.14, 6.19 and 6.20 shall survive until the expiration of the applicable statute of limitations, and the representations and warranties made by the Company in Sections 6.1, 6.2 and 6.23 shall survive indefinitely. Following the expiration of the periods set forth above with respect to any particular representation or warranty, the Company shall not have any further liability with respect to such representation or warranty.

(b) Each Purchaser, severally and not jointly, agrees to indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act and the Exchange Act and each of its and their respective directors, officers, partners, principals, trustees and attorneys (individually, a “Company Indemnified Party” and collectively, the “Company Indemnified Parties”) from and against any and all Losses to which any Company Indemnified Party may become subject whether or not involving a third-party claim, insofar as such Losses arise out of, in any way relate to, or result from (i) any breach of any representation or warranty made by the indemnifying Purchaser contained in or made pursuant to this Agreement, or (ii) the failure of the indemnifying Purchaser to fulfill any agreement or covenant contained in or made pursuant to this Agreement. Each Purchaser agrees to reimburse any Company Indemnified Party for all such Losses, other than third-party claims which procedure is described in Section 7.8(f), as they are incurred or suffered by such Company Indemnified Party.

(c) Except as set forth herein, all of the covenants, agreements and obligations of the parties hereto shall survive the Closing indefinitely (or if indefinite survival is not permitted by law, then for the maximum period permitted by applicable law).

(d) The Company will indemnify and hold harmless each Holder of Registrable Securities, each person, if any, who controls such Holder within the meaning of the Securities Act or the Exchange Act, their respective officers, directors, partners, members, stockholders and trustees, against any Losses to which they may become subject under the Securities Act, the Exchange Act of other federal or state law, insofar as such Losses (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (any of the following, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement covering the Registrable Securities, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law. The Company, however, shall not be liable in any such case for any such Losses (or action in respect thereof) to the extent that they arise out of or are based upon a Violation which arises out of or is based upon information furnished in writing expressly for use in connection with such registration by any such Holder or controlling person, as the case may be; provided, further, that the Company will not be liable to any Holder or its officers, directors, partners, members, stockholders and trustees, with respect to any Losses arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission to state a material fact in any preliminary prospectus which is corrected in an amended, supplemented or final prospectus if the purchaser asserting such Losses purchased from such Holder, and was not, due to the fault of such Holder, sent or given a copy of such amended, supplemented or final prospectus at or prior to the sale of Registrable Securities to such purchaser.

(e) In connection with any registration statement in which a Holder of Registrable Securities is participating, each Holder will furnish to the Company in writing the information as is reasonably requested by the Company for use in any the registration statement or prospectus and will severally, but not jointly, indemnify, the Company Indemnified Parties, against any Losses resulting from any untrue statement or omission or alleged untrue statement or omission of a material fact required to be stated in the registration statement or prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, but only to the extent the Losses are caused by an untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with the written information so furnished by such Holder and stated specifically for use in connection with the preparation of the registration statement or prospectus; provided, however, that such Holder shall not be liable in any such case to the extent that prior to the filing of any such registration statement or prospectus or amendment or supplement thereto, such Holder has furnished in writing to the Company information expressly for use in such registration statement or prospectus or any amendment or supplement thereto which corrected or made not misleading information previously furnished to the Company. Notwithstanding the foregoing or any other provision of this Agreement, in no event will a Holder of Registrable Securities be liable for any of the Losses in excess of the net proceeds received by the Holder in connection with its disposition of Registrable Securities.

(f) Promptly after receipt by an indemnified party under this Section 7.8 of notice of any claim as to which indemnity may be sought, including, without limitation, the commencement of any action or proceeding, the indemnified party will, if a claim in respect thereof may be made against the indemnifying party under this Section, promptly notify the indemnifying party in writing of the commencement thereof; provided that the failure of the indemnified party to so notify the indemnifying party will not relieve the indemnifying party from its obligations under this Section except to the extent that the indemnifying party is substantially prejudiced by the failure. In case any action or proceeding is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party and its counsel will conduct the defense of any action with counsel approved by the indemnifying party (which approval will not be withheld or delayed unreasonably) although the indemnified party will be entitled to participate therein at its own expense, and after notice from the indemnifying party to the indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to the indemnified party under this Section for any legal or any other expenses subsequently incurred by the indemnified party in connection with the defense thereof unless incurred at the written request of the indemnifying party. Notwithstanding the above, the indemnified party will have the right to employ counsel of its own choice in any action or proceeding (and be reimbursed by the indemnifying party for the reasonable fees and expenses of the counsel and other reasonable costs of the defense) if representation of the indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests or conflicts between the indemnified party and any other party represented by the counsel in the action or proceeding or counsel to the indemnified party is of the opinion that it would not be desirable for the same counsel to represent both the indemnifying party and the indemnified party because the representation might result in a conflict of interest; provided, however, that the indemnifying party will not in connection with any one action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all indemnified parties, except to the extent that local counsel, in addition to regular counsel, is required in order to effectively defend against the action or proceeding. An indemnifying party will not be liable to any indemnified party for any settlement or entry of judgment concerning any action or proceeding effected without the consent of the indemnifying party.

(g) If the indemnification provided for in this Section 7.8 is held by a court of competent jurisdiction to be unavailable under applicable law to an indemnified party in respect of any Losses, then each applicable indemnifying party, in lieu of indemnifying the indemnified party, will contribute to the amount paid or payable by the indemnified party as a result of the Losses in the proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the Indemnified Parties on the other in connection with the statements or omissions which resulted in the Losses, as well as any other relevant equitable considerations including the relative benefits to the parties. The relative fault of the Company on the one hand and of the Indemnified Parties on the other will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Company or by the Indemnified Parties and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the statement or omission. The amount paid or payable by a party as a result of the Losses referred to above will be deemed to include, subject to the limitations set forth in Section 7.8(f), any legal or other fees or expenses reasonably incurred by the party in connection with investigating or defending any action or claim. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity that is not guilty of fraudulent misrepresentation. In no event will a Holder be liable under this Section 7.8 for any amount in excess of the net proceeds received by the Holder in connection with its sale of Registrable Securities.

Section 8. Legends. Purchaser acknowledges that the certificates evidencing the Shares shall bear the following, or substantially similar, legends and such other legends as may be required by state securities or “blue sky” laws:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES OR “BLUE SKY” LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”

Section 9. Termination.

9.1 Termination. This Agreement may be terminated at any time with respect to the applicable parties prior to the Closing:

(a) by mutual written agreement of the Company and Purchasers;

(b) by a Purchaser, on the one hand, or the Company, on the other hand (provided that the terminating party (or parties) is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) if the Closing shall not have been consummated on or before January 12, 2004;

(c) by a Purchaser, on the one hand, or the Company, on the other hand, if a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(d) by a Purchaser, on the one hand, or the Company, on the other hand, (provided that the terminating party (or parties) is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a material breach by the other party (or parties) of any representation or warranty contained in this Agreement that cannot be or has not been cured within ten (10) days after the giving of written notice to the breaching party of such breach; or

(e) by a Purchaser, on the one hand, or the Company, on the other hand, (provided that the terminating party (or parties) is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement that cannot be or has not been cured within ten (10) days after the giving of written notice to the breaching party of such breach.

9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void with respect to the applicable parties and there shall be no liability on the part of any such party hereto (or any stockholder, director, officer, partner, employee, agent, consultant or representative of such party); provided, however, that nothing contained in this Agreement shall relieve any party from liability for any breach of this Agreement.

Section 10. Miscellaneous.

10.1 Notices. Any notice or other communication given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or by facsimile transmission or sent by registered or certified mail or by any express mail or overnight courier service, postage or fees prepaid:

If to the Company:

TenFold Corporation

698 West 10000 South

South Jordan, Utah 84009

Attention: Nancy M. Harvey

President and CEO

Facsimile: (801) 619-8204

With a copy to:

Munger, Tolles & Olson LLP

355 South Grand Avenue, 35th Floor

Los Angeles, California 90071-1560

Attention: Rob Knauss

Facsimile: (213) 687-3702

If to Purchasers:

To the names and addresses on Exhibit A.

With a copy to:

Brean Murray & Co., Inc.

570 Lexington Avenue

New York, New York 10022-6837

Attention: A. Brean Murray

Facsimile: (212) 702-6649

With a copy to:

Piper Rudnick LLP

1251 Avenue of the Americas

New York, New York 10020-1104

Attention: Michael Hirschberg, Esq.

Facsimile: (212) 835-6001

Any notice that is delivered personally or by facsimile transmission in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent. Any notice that is addressed and mailed or sent by courier in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

10.2 Successors and Assigns. Subject to Section 7.7(g), this Agreement will be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

10.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them; provided that any confidentiality agreement between the Company and any of the Purchasers shall remain in effect. This Agreement may be amended only by mutual written agreement of the Company and Purchasers holding 50% of the Shares, and the Company may take any action herein prohibited or omit to take any action herein required to be performed by it, and any breach of any covenant, agreement, warranty or representation may be waived, only if the Company has obtained the written consent or waiver of Purchasers.

10.4 Governing Law; Consent to Jurisdiction; etc. (a) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of New York without regard to that State’s conflicts of law principles. In the event that a judicial proceeding is necessary, the parties who are not citizens or residents of the United States agree that the sole forum for resolving disputes arising out of or relating to this agreement is the federal or state courts in the City and County of New York in the State of New York, and all related appellate courts (collectively, the “Courts”), and each Purchaser irrevocably and unconditionally consents to the jurisdiction of the Courts.

(b) Each of the parties who are not citizens or residents of the United States, irrevocably and unconditionally consents to venue in the Courts, and irrevocably and unconditionally waives any objection to the laying of venue of any judicial proceeding in the Courts, and agrees not to plead or claim in any Court that any judicial proceeding brought in any court has been brought in an inconvenient forum.

10.5 Severability. The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction will not affect any other provision of this Agreement, which will remain in full force and effect. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the provision will be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof will nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provisions will be deemed dependent upon any other covenant or provision unless so expressed herein.

10.6 No Waiver. A waiver by either party of a breach of any provision of this Agreement will not operate, or be construed, as a waiver of any subsequent breach by that same party.

10.7 Further Assurances. The parties agree to execute and deliver all further documents, agreements and instruments and take further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement. Any documentary, stamp tax or similar issuance or transfer taxes due as a result of the conveyance, transfer or sale of the Shares between Purchasers (or any of their permitted transferees), on the one hand, and the Company, on the other hand, pursuant to this Agreement shall be borne by Purchasers (or their respective permitted transferees).

10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which will together constitute the same instrument.

10.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior written or oral agreements, and may be amended or superseded only by a writing executed by the parties.

10.10 No Third-party Beneficiaries. Nothing in this Agreement creates in any person not a party to this Agreement any legal or equitable right, remedy or claim under this Agreement, and this Agreement is for the exclusive benefit of the parties hereto. The parties expressly recognize that this Agreement is not intended to create a partnership, joint venture or other similar arrangement between any of the parties or their respective affiliates.

10.11 Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

10.12 Publicity Restrictions. No press release or other public disclosure relating to the transactions contemplated by this Agreement may be issued or made by or on behalf of any Purchaser without prior consultation with the Company, except as required by applicable law, court process or stock exchange rules, in which case Purchaser required to make the disclosure will allow the Company reasonable time (to the extent practicable) to comment thereon in advance of the issuance.

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IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the date and year this subscription has been accepted by the Company as set forth below.

___________________________________

Print Name of Purchaser

By:________________________________

      (Signature of Purchaser or

      Authorized Signatory)

      Name:

      Title:

Accepted on December             , 2003 by:

TenFold Corporation

By:_____________________________________

      Name: Nancy M. Harvey

      Title: President, Chief Executive Officer,

      and Chief Financial Officer